SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Commonwealth Trust
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Company-wide - URGENT! CAP plan participants: your proxy votes are needed for Fidelity® Small Cap Retirement Fund and Fidelity Large Cap Fund (Link to summary)

(The following is the text summary)

Do you own Fidelity Small Cap Retirement or Fidelity Large Cap Fund in your CAP plan? Have you voted your proxy?

These funds still need many more shares voted to hold their shareholder meetings next week, on Wednesday, May 15th.

Please take a minute now to vote without control numbers by calling:

1-800-848-3155. Your confidential vote will be recorded immediately by

D. F. King & Co., Inc., Fidelity's proxy solicitors who will also verify some basic information.

New! You may soon receive a special proxy solicitation call at home from a

D. F. King proxy representative who will provide you with the opportunity of recording your proxy vote for these funds over the phone. D.F. King has made proxy solicitation calls to many shareholders for Fidelity funds over the past several years. D. F. King gets shareholder phone numbers through searches they make primarily by computer. They maintain the strictest confidentiality in proxy solicitation shareholder account management.

Help your fund keep expenses down by voting promptly when you receive a proxy mailing. Proxy solicitation costs are borne by the fund or by Fidelity. Answer the day you receive the notice via the Internet or with toll-free touch-tone voting - your vote is recorded immediately. You may have received more than one proxy card if you own a fund in more than one account; please make sure to vote each card!

Voting is quick and easy:

1. To vote using the Internet, visit the web site indicated on your proxy card(s) and follow the online instructions.

2. To vote with a touch-tone phone call the toll-free number on your proxy ballot card(s) and follow the recorded instructions.

3. To vote via mail, send in your signed proxy card right away.

4. You can vote via telephone by calling 1-800-848-3155, toll-free weekdays from 8 a.m. - 11 p.m. Eastern time and Saturdays from 11 a.m. - 6 p.m. Eastern time and your vote will be recorded by a representative of D.F. King, Inc., an independent proxy solicitation firm.

5. To vote by fax, fax the front and back of your signed proxy card to the proxy tabulator at 1-888-451-8683.

We appreciate your immediate attention to this urgent request. If you have any further questions, please call 1-800-544-3198.